UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 27, 2008

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

001-13111

(Commission File Number)

California	94-3229046
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

1360 O’Brien Drive, Menlo Park, California  94025

(Address of principal executive offices, with zip code)

(650) 462-5900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 27, 2008, Depomed, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with General Electric Capital Corporation, as agent (“GECC”, or the “Agent”), and Oxford Finance Corporation (“Oxford”, and together with GECC, the “Lenders”) that provides the Company with a $15,000,000 credit facility (the “Credit Facility”).

The Credit Facility is available in up to three tranches.  The first tranche of $3,800,000 (the “First Tranche”) was advanced to the Company upon the closing of the Loan Agreement.  The second tranche of $5,600,000 (the “Second Tranche”) will be available to the Company until August 11, 2008, subject to the satisfaction of certain financial and clinical development milestones.  The third tranche of $5,600,000 (the “Third Tranche”) will be available to the Company until September 30, 2008, subject to the satisfaction of certain financial and clinical development milestones.

The Company will be required to pay interest on the First Tranche for the first six months at an interest rate of 11.59%.  Thereafter, the Company will be required to pay the principal on the First Tranche, plus interest at such rate, in 30 equal monthly installments. The Second Tranche, if advanced to the Company, will be interest-only through December 31, 2008, with principal and interest payable thereafter in 30 equal monthly installments.  The Third Tranche, if advanced to the Company, will be interest-only through December 31, 2008, with principal and interest payable thereafter in 33 equal monthly installments.  The interest rate on each of the Second Tranche and the Third Tranche shall be the greater of (i) 11.59% and (ii) the sum of (a) the rate published by the Board of Governors of the Federal Reserve System in Federal Reserve Statistical Release H.15 entitled “Selected Interest Rates” under the heading “U.S. Government Securities/Treasury Constant Maturities” as the three year treasuries constant maturities rate plus (b) 8.37%.

The Company will have the right to voluntarily prepay any tranches received under the Credit Facility, in full or in part. Upon the date of any voluntary prepayment of any of the tranches, the Company will be required to pay the Agent, a prepayment premium equal to: (i) 5% on such prepayment amount, if such prepayment is made within 14 months after the closing date, (ii) 4% on such prepayment amount, if such prepayment is made more than 14 months after the closing date but within 29 months after the closing date, and (ii) 3% on such prepayment amount, if such prepayment is made more than 29 months after the closing date, but on or before the maturity date of the respective tranche.

In the event the Company does not utilize the entire Credit Facility by September 30, 2008, the Company will be required to pay an unused line fee of 2% of any unused portion of the Credit Facility.

The obligations of the Company under the Loan Agreement are secured by interests in all of the Company’s personal property, and proceeds from any intellectual property, but not by the Company’s intellectual property.

The Credit Facility contains both conditions precedent that must be satisfied prior to any borrowing and affirmative and negative covenants with which the Company must comply.  The Credit Facility imposes restrictions with regards to additional indebtedness, liens, various fundamental changes (including mergers and acquisitions), payments, investments, transactions with affiliates, and other limitations customary in secured credit facilities.

The Loan Agreement provides that events of default will exist in certain circumstances, including failure to make payment of principal or interest on the loans when required, failure to perform certain obligations under the Loan Agreement and related documents, defaults in certain other indebtedness and certain other events.  Upon an event of default, the principal amount of the loan commitments may accelerate maturity of the loans and enforce remedies under the Loan Agreement and related documents.

The Credit Facility will be used for general corporate purposes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPOMED, INC.

Date: June 30, 2008	By:	/s/ Matthew M. Gosling
Matthew M. Gosling
Vice President and General Counsel